PHOTOGEN TECHNOLOGIES, INC.

140 Union Square Drive

New Hope, PA 18938

August 18, 2003

Xmark Fund, L.P. and Xmark Fund, Ltd.

152 West 57th Street, 21st Floor

New York, New York 10019

Attention: Mitchell D. Kaye

Dear Mitch:

Reference is hereby made to the (i) Going Forward Agreement, dated May 2, 2003 (the “Going Forward Agreement”), by and among Photogen Technologies, Inc., a Nevada corporation (“Photogen”), and Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”), (ii) Secured Promissory Notes, dated June 18, 2003 (the “Notes”), issued by Photogen to Xmark in the aggregate principal amount of $2,500,000 (the “Note Amount”), (iii) Security Agreement, dated June 18, 2003 (the “General Security Agreement”), made by Photogen in favor of Xmark and (iv) Patent and Trademark Security Agreement, dated June 18, 2003 (the “IP Security Agreement” and together with the General Security Agreement, the “Security Agreements”), made by Photogen in favor of Xmark.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Going Forward Agreement.

Pursuant to Section 2(b)(i) of the Going Forward Agreement and the Notes, Photogen was unconditionally obligated to pay Xmark $1,250,000 (the “Initial Principal Payment”) in cash on August 5, 2003.  As a result of Photogen’s failure to make the Initial Principal Payment on August 5, 2003, Xmark delivered a written notice of default (the “Default Notice”) to Photogen following the close of business on August 5, 2003 and exercised its right to accelerate all of the indebtedness evidenced by the Notes.

In order to induce Xmark to rescind the Default Notice, Photogen and Xmark hereby agree as follows:

1.                                       Payment of the Notes; Effective Time.

(a)                                  Payment of the Initial Principal Payment.  Simultaneously with the execution and delivery of this letter agreement to Xmark, Photogen shall deliver to Xmark the Initial Principal Payment by wire transfer of immediately available funds to an account(s) designated in writing by Xmark.

(b)                                 Payment of the Remaining Balance of the Note Amount.  This letter agreement shall not affect or modify Photogen’s unconditional obligation to pay Xmark the remaining principal balance of the Note Amount (i.e. $1,250,000)(the “Remaining

Principal Amount”), as evidenced by Section 2(b)(i)(B) of the Going Forward Agreement and the Notes, on the earlier to occur of (i) November 3, 2003 (the “Second Principal Date”) or (ii) the consummation of one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $18,000,000.  Notwithstanding clause (i) of the preceding sentence, Photogen shall have the right to extend the Second Principal Date by one month (i.e. from November 3, 2003 to December 3, 2003) for a fee of $50,000 upon providing Xmark with written notice of its election to so extend the Second Principal Date at least five (5) days before the Second Principal Date, together with payment of such $50,000 fee by wire transfer of immediately available funds to Xmark.  Photogen shall have the right to continue to extend the Second Principal Date for additional one month periods not to exceed April 3, 2004 upon providing Xmark with written notice of its election to do so at least five (5) days before the then existing Second Principal Date, together with payment of (i) in the case of the extension of the Second Principal Date from December 3, 2003 to January 3, 2004, a $50,000 fee and (ii) in the case of any additional one month extension of the Second Principal Date, a $100,000 fee for each such monthly extension.  Any fees payable by Photogen to Xmark pursuant to this Section 1(b) of this letter agreement shall be in addition to and not in lieu or reduction of the Remaining Principal Amount or any other sums due and owing to Xmark.  Notwithstanding any extension of the Second Principal Date, the Remaining Principal Amount shall be immediately due and payable upon consummation of one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $18,000,000.

(c)                                  Effective Time.  This letter agreement shall not take effect until confirmation of receipt of the Initial Principal Payment by Xmark.  If the Initial Principal Payment has not been received by Xmark by 11:59 p.m. on August 19, 2003, this letter agreement shall, at Xmark’s option, be null and void and of no further force and effect.

2.                                       Rescission of the Default Notice.  Upon Xmark’s receipt of the Initial Principal Payment, the Default Notice shall be rescinded and of no force and effect, and Xmark acknowledges that it will not declare an event of default with regard to any other past events of default as to which Xmark has actual knowledge under the Notes, the Going Forward Agreement or the Security Agreements (the “Other Existing Defaults”) so long as such Other Existing Defaults do not continue following the date of this letter agreement.  The foregoing shall in no way impair Xmark’s right or ability to declare future events of default under the Notes, the Going Forward Agreement, or the Security Agreements (including the declaration of any future event of default due to the continuation of any Other Existing Default following the date of this letter agreement) or be deemed to be a waiver or forbearance of any rights or remedies of Xmark upon the occurrence of a future event of default under the Notes, the Going Forward Agreement, or the Security Agreements.  Xmark represents that, as of the date of this letter agreement, it has not filed a complaint with a court seeking to (i) foreclose on its liens or (ii) exercise its rights or remedies as a creditor of Photogen, whether pursuant to the Going Forward Agreement, the Security Agreements or otherwise.

3.                                       Registration Requirements.

(a)                                  Registration Penalty Payments.  Within twenty (20) days of the execution and delivery of this letter agreement to Xmark, Photogen shall pay to Xmark, in cash or shares of Photogen Common Stock (valued at the Share Value), $26,248 (the “Outstanding Registration Penalty Payment”) which Outstanding Registration Penalty Payment represents the amounts currently due and owing, and are in full satisfaction of Photogen’s obligations, to Xmark pursuant to Section 7 of the Going Forward Agreement. Following delivery of the Outstanding Registration Penalty Payment to Xmark, no further registration penalty payments or Late Registration Shares shall be due and owing to Xmark pursuant to Section 7 of the Going Forward Agreement.

(b)                                 Piggy-back Registration.  The obligation of Photogen pursuant to Section 7(a) of the Going Forward Agreement to use its reasonable best efforts to register the Registrable Securities for resale by Xmark by the Registration Date is hereby null and void and of no further force and effect.  In lieu of the obligation of Photogen to use its reasonable best efforts to register the Registrable Securities for resale, Photogen shall provide Xmark with the following registration rights:

(i)                                     If Photogen proposes to register Photogen Common Stock under the Securities Act (excluding (x) that registration statement No. 333-104699 on Form S-1 and any amendments thereto, with respect to shares of common stock issuable upon the exercise of options held by Dr. Wolf, (y) a registration on Form S-8 or S-4, or (z) a registration relating to Photogen Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of Photogen), whether or not for sale for its own account, Photogen will each such time give written notice to Xmark at least twenty (20) days prior to the anticipated filing date of the registration statement relating to such registration, which notice shall set forth Xmark’s rights under this Section 3(b) and shall offer Xmark the opportunity to include in such registration statement the number of shares of Photogen Common Stock held by Xmark (the “Xmark Securities”) as Xmark may request (a “Piggyback Registration”).  Upon the written request of Xmark made within ten (10) days after the receipt of notice from Photogen (which request shall specify the number of Xmark Securities intended to be disposed of by Xmark), Photogen will use its reasonable best efforts to effect the registration under the Securities Act of all Xmark Securities that Photogen has been so requested to register by Xmark, to the extent requisite to permit the disposition of the Xmark Securities.  If, at any time, after giving written notice of its intention to register Photogen Common Stock pursuant to this paragraph and prior to the effective date of the registration statement filed in connection with such registration, Photogen shall determine for any reason not to register such securities, Photogen shall give written notice to Xmark and, thereupon, shall be relieved of its obligation to register any Xmark Securities in connection with such registration.  Xmark acknowledges that Photogen has informed it that Photogen’s Form 10-QSB for the period ended June 30, 2003 will not be timely filed with the Securities Exchange Commission.

(ii)                                  If a Piggyback Registration involves an underwritten public offering, the number of shares of Xmark Securities requested to be included in such an underwriting by Xmark may be reduced (pro rata among Xmark and any other requesting securityholders who request registration pursuant to piggy-back registration rights, based upon the total number of shares so requested to be registered by such requesting holders) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Photogen or the holders of securities exercising demand registration rights.

(iii)                               In connection with any offering involving an underwriting of shares of Photogen Common Stock, Photogen shall not be required to include any of the Xmark Securities in such underwriting unless Xmark accepts and becomes a party to the terms of the underwriting as agreed upon between Photogen and the underwriters selected by Photogen (or such parties exercising demand registration rights), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering.

(iv)                              In the event any Xmark Securities are included in a registration statement under this Section 3(b):

(A)                              To the extent permitted by law, Photogen will indemnify and hold harmless Xmark, any underwriter (as defined in the Securities Act) in a registration pursuant to this Section 3(b) and each person, if any, who controls Xmark or the underwriter within the meaning of the Securities Act or the 1934 Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation by Photogen of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and Photogen will pay to Xmark, the underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, Photogen shall shall not be liable to Xmark, the underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Xmark, the underwriter or controlling person; provided, further however, that the indemnity agreement contained in this Section 3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of Photogen, which written consent shall not be unreasonably withheld or delayed.

(B)                                To the extent permitted by law, Xmark will indemnify and hold harmless Photogen, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Photogen within the meaning of the Securities Act, any underwriter for Photogen in a registration pursuant to this Section 3(b), any other person selling securities in such registration statement and any controlling person of any such underwriter or person, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Xmark for use in connection with such registration; and Xmark will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 3(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of Xmark, which written consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in no event shall the liability of Xmark be greater in amount than the aggregate dollar amount of the proceeds (net of all expenses paid by Xmark) received by Xmark upon the sale of Xmark Securities included in the registration statement giving rise to such indemnification obligation.

(C)                                Promptly after receipt by an indemnified party under this Section 3(b)(iv) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3(b)(iv), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding if counsel to such indemnified party is reasonably of such opinion.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3(b)(iv), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3(b)(iv).

(D)                               If the indemnification provided for in this Section 3(b)(iv) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.

(E)                                 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering as provided above are in conflict with the foregoing provisions, the provisions in the applicable underwriting agreement shall control.

(F)                                 The obligations of Photogen and Xmark under this Section 3(b)(iv) shall survive the completion of any offering of Photogen Common Stock in a registration statement under this Section 3(b), and otherwise.

4.                                       Security Agreements.

(a)                                  The parties hereby agree that, from and after receipt by Xmark of the Initial Principal Payment, clause (11) of the definition of Event of Default (as defined in the Security Agreements) shall be amended and restated in its entirety to read as follows:

“The Grantor shall pay all or any portion of any principal of, premium or interest on or any amount payable in respect of any borrowed money indebtedness, whether upon the maturity date, declaration of a default, event of default or acceleration of the stated maturity of such borrowed money indebtedness (after the expiration of any cure period provided by agreements governing the obligation) or otherwise, while the Note Amount remains outstanding, except that the Grantor may make payments of borrowed money indebtedness to Castle Creek Healthcare Investors, LLC, Brown Simpson Partners I, L.P. and SDS Merchant Fund, L.P. provided that the Grantor shall pay to the Secured Parties, simultaneously with each such payment of borrowed money indebtedness, a percentage of the indebtedness then due and owing under the Notes, which percentage shall equal the percentage of the borrowed money indebtedness repaid by the Grantor.”

(b)                                 The parties agree that the following new clause (13) shall be inserted into the definition of Event of Default:

“The failure by the Grantor to perform in any material respect any obligation of the Grantor under the letter agreement, dated as of August 18, 2003, by and among Grantor and the Secured Parties.”

(c)                                  The definition of Obligations under the Security Agreements shall be expanded to include all obligations and liabilities, whether now or hereafter existing, to Xmark under this letter agreement and any and all claims relating to or arising therefrom.

5.                                       Waiver of Claims.  Photogen warrants and represents to Xmark that its obligations under this letter agreement, the Going Forward Agreement (including, without limitation, its obligations set forth in Section 4 of the Going Forward Agreement), the Notes and the Security Agreements are not subject to any credits, charges, claims, defenses or rights of offset or deduction of any kind or character whatsoever; and Photogen releases, waives and discharges Xmark from any and all claims and causes of action, whether known or unknown and whether now existing or hereafter arising, including without limitation, any usury claims, that have at any time been owned, or that are hereafter owned, in tort or in contract by Photogen and that arise out of any one or more circumstances or events that occurred prior to the date of this letter agreement.

6.                                       No Solicitation.  From and after the date hereof and for so long as no Event of Default has occurred and is continuing, Xmark shall not (i) solicit the submission of any proposal or offer from any of the third parties (the “Prohibited Parties”) set forth in that letter, dated of even date herewith (the “Side Letter”), from Photogen to Xmark and acknowledged in writing by both parties with regard to the purchase and sale of the Collateral (as defined in the Security Agreements) or the Notes or (ii) actively engage in substantive negotiations with such Prohibited Parties with regard to the purchase and sale of the Collateral or the Notes.  Notwithstanding anything herein to the contrary, nothing in this letter agreement, the Going Forward Agreement, the Notes or the Security Agreements shall prohibit Xmark from soliciting, selling, or transferring its first priority security interest in the Collateral and the liabilities and obligations due and owing to Xmark under this letter agreement, the Notes, the Going Forward Agreement (including the Put Right) and the Security Agreements other than to the Prohibited Parties; provided, that any such solicitation activities are conducted with persons or entities that have entered into a written agreement with Xmark (naming Photogen as a third party beneficiary) in which such persons or entities agree not to take any of the actions prohibited in the first sentence hereof.  Photogen acknowledges that, prior to the date hereof, Xmark has engaged in discussions with Amersham plc and Point Biomedical Corporation concerning the purchase and sale of the Collateral and/or the Notes.

7.                                       Acknowledgment of Security Interest; Binding Effect of Documents.

(a)                                  Photogen hereby acknowledges, confirms and agrees that Xmark has and shall continue to have a valid, enforceable and perfected first-priority liens upon and security interests in the Collateral.

(b)                                 Photogen hereby acknowledges, confirms and agrees that: (i) each of the Going Forward Agreement, the Notes and the Security Agreements are in full force and effect as of the date hereof, (ii) the agreements and obligations of Photogen contained in such documents and in this letter agreement constitute the legal, valid and binding obligations of Photogen, enforceable against Photogen in accordance with their respective terms (subject to bankruptcy, insolvency and other similar laws generally affecting or relating to the enforceability of creditors’ rights), and Photogen has no valid defense to the enforcement of such obligations, (iii) this letter agreement does not release Photogen from its obligations under the Going Forward Agreement (including, without limitation, its obligations set forth in Section 4 of the Going Forward Agreement), the Notes and the Security Agreements, except to the extent expressly modified by the terms of this letter agreement and (iv) Xmark is and shall be entitled to the rights, remedies and benefits provided for in the Going Forward Agreement (including, without limitation, those rights, remedies and benefits set forth in Section 4 of the Going Forward Agreement), the Notes and the Security Agreements, except to the extent expressly modified by the terms of this letter agreement.

8.                                       Notices.  All notices and other communications required or permitted to be given pursuant to this letter agreement shall be in writing signed by the sender, and shall be deemed duly given (a) on the date delivered if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (d) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to Photogen or Xmark, as the case may be, at the following addresses:

If to Photogen:

140 Union Square Drive

New Hope, PA 18938

Attention: Chief Financial Officer

Facsimile: (215) 862-7139)

with a copy (which shall not in itself constitute effective notice) to:

Epstein, Becker & Green, P.C.

111 Huntington Avenue

Boston, MA 02199

Attention: Susan E. Pravda, Esq.

Facsimile: (617) 342-4001)

and

Grippo & Elden

227 W. Monroe Street

Chicago, IL  60606

Attention:  Theodore W. Grippo, Esq.

Facsimile:  (312) 558-1195

If to Xmark:

152 West 57th Street, 21st Floor

New York, New York  10019

Attention: Mitchell D. Kaye

Facsimile: (212) 247-1329)

with a copy (which shall not in itself constitute effective notice) to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attention:  John D. Hogoboom, Esq.

Facsimile: (973) 597-2400

or to such other address as either party shall have previously specified in writing to the other party in a manner compliant with the above provision for giving notice hereunder.

9.                                       Entire Agreement.  This letter agreement, together with the Side Letter, Going Forward Agreement, the Notes, and the Security Agreements, constitutes the entire agreement between Photogen and Xmark regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.  Except as expressly modified by this letter agreement, the Going Forward Agreement (including, without limitation, Photogen’s obligations set forth in Section 4 of the Going Forward Agreement), the Notes, and/or the Security Agreements shall remain in full force and effect.  In the event of any inconsistencies between this letter agreement and the Going Forward Agreement, the Notes and/or the Security Agreements, this letter agreement shall govern and the Going Forward Agreement, the Notes and/or the Security Agreements, as applicable, shall be deemed amended by the terms of this letter agreement to the extent necessary to resolve any such inconsistencies.

10.                                 No Third Party Rights.  Nothing in this letter agreement, express or implied, is intended to confer upon any individual or entity other than Photogen and Xmark any rights, remedies or obligations under or by reason of this letter agreement.

11.                                 Severability.  The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement.  If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.

12.                                 Applicable Law; Jurisdiction; Venue; Waiver of Jury Trial. This letter agreement, and all matters arising directly or indirectly hereunder, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof.  Any legal action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby shall only be instituted, heard and adjudicated (excluding appeals) in a state or federal court located in the Southern District of New York, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding.  Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this letter agreement.  Photogen and Xmark waive any right to request a trail by jury in any proceeding arising directly or indirectly hereunder.

13.                                 Counterparts.  This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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If the foregoing accurately reflects our mutual understanding, please so indicate by executing a counterpart of this letter agreement and returning it to the undersigned.

Very truly yours,

PHOTOGEN TECHNOLOGIES, INC.

By:	/s/ Taffy J. Williams, Ph.D.
Name: Taffy J. Williams, Ph.D.
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

XMARK FUND, L.P.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer

XMARK FUND, LTD.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer